CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	Per Share	Offering Price	Fee(2)
Common Shares, without par value	5,175,000	$41.50	$214,762,500	$11,983.75

(1)	Includes 675,000 common shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-161237) filed with the Securities and Exchange Commission on August 10, 2009.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161237
Prospectus Supplement
(To Prospectus Dated August 10, 2009)

4,500,000 shares

SXC Health Solutions Corp.

Common shares

We are offering 4,500,000 of our common shares, no par value. Our common shares are listed on the NASDAQ Global Select Market under the symbol “SXCI” and the Toronto Stock Exchange under the symbol “SXC.” The last reported closing price of our common shares on September 17, 2009 was $41.58 per share on the NASDAQ Global Select Market and Cdn.$44.26 per share on the Toronto Stock Exchange.

	Per share	Total

Public offering price	$41.500	$186,750,000

Underwriting discounts and commissions	$2.023	$9,103,500

Proceeds to us, before expenses	$39.477	$177,646,500

We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 675,000 common shares at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any.

Investing in our common shares involves risks. See “Risk factors” beginning on page S-7. You should also consider the risk factors described in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the shares will be made on or about September 23, 2009.

Sole book running manager

J.P.Morgan

Dougherty & Company LLC   SunTrust Robinson Humphrey   Versant Partners

Oppenheimer & Co.	Paradigm Capital U.S. Inc.

September 17, 2009

Our registered trademarks in the United States include InformedRx®, RxCLAIM®, RxEXPRESS®, RxMAX® and RxTRACK®. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein may also contain trademarks and service marks of other companies.

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares being offered and other information you should know before investing in our common shares.

You should rely only on the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

CANADA HAS NO SYSTEM OF EXCHANGE CONTROLS. THERE ARE NO CANADIAN RESTRICTIONS ON THE REPATRIATION OF CAPITAL OR EARNINGS OF A CANADIAN PUBLIC COMPANY TO NON-RESIDENT INVESTORS. THERE ARE NO CANADIAN LAWS OR EXCHANGE RESTRICTIONS AFFECTING THE REMITTANCE OF DIVIDENDS, INTEREST, ROYALTIES OR SIMILAR PAYMENTS TO NON-RESIDENT HOLDERS OF OUR COMMON SHARES, EXCEPT FOR INCOME TAX PROVISIONS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT RELATING TO U.S. INVESTORS.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making your investment decision.

All references to the “Company,” “SXC,” “us,” “we” and “our” in this prospectus supplement and the accompanying prospectus mean, unless the context indicates otherwise, SXC Health Solutions Corp. and its subsidiaries. References in this prospectus supplement and the accompanying prospectus to “dollars” or “$” are to United States dollars unless specific reference is made to “Canadian dollars” or “Cdn.$.” All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes.

S-ii

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in each and other written or oral statements that we make from time to time may contain certain statements related to future results, or state our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Certain of the assumptions made in preparing forward-looking information and management’s expectations include: maintenance of our existing customers and future retention of our contracts; our ability to market our products successfully to anticipated customers; the impact of increasing competition; the growth of prescription drug utilization rates at predicted levels; the retention of our key personnel; our customers continuing to process transactions at historical levels; our systems not being interrupted for any significant period of time; our products continuing to perform free of major errors; our ability to obtain financing on acceptable terms; and that there will be no significant changes in the regulation of our business. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:

•	the risks associated with further market acceptance of our products and services;

•	our ability to manage our growth effectively;

•	our reliance on, and ability to retain, key customers and key personnel;

•	industry conditions such as consolidation of customers, competitors and acquisition targets;

•	our ability to acquire a company, manage integration and potential dilution;

•	the impact of technology changes on our products/service offerings, including the impact on the intellectual property rights of others;

•	the impact of regulation and legislation changes in the healthcare industry;

•	the sufficiency and fluctuations of our liquidity and capital needs; and

•	other factors disclosed under “Risk factors” in this prospectus supplement or incorporated in this prospectus supplement or the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by annual, quarterly and other reports and documents we file with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus supplement and that are incorporated by reference herein or in the applicable prospectus supplement.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. Therefore, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events, other than as required by law.

S-iii

Prospectus supplement summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein. This summary may not contain all of the information that you should consider before investing in our common shares. You should carefully read this entire prospectus supplement and the accompanying prospectus, including “Risk factors” and the documents incorporated by reference in this prospectus supplement which are described under “Incorporation of certain information by reference,” before making an investment decision.

Company overview

We are a leading provider of pharmacy benefit management (“PBM”) services and healthcare IT (“HCIT”) solutions to the healthcare benefit management industry. Our product offerings and solutions combine a wide range of software applications and PBM services designed to assist our customers in reducing the cost and managing the complexity of their prescription drug programs. Our customers include many of the largest organizations in the pharmaceutical supply chain, such as PBMs, managed care organizations, self-insured employer groups, and state and federal government entities.

Our PBM services, which we market under the informedRx brand, include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, Medicare Part D services, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, data access, and reporting and information analysis. We own a mail service pharmacy and a specialty service pharmacy. In addition, we are a national provider of drug benefits to our customers under the federal government’s Medicare Part D program.

Our HCIT solutions include RxCLAIM®, our on-line transaction processing system that provides instant adjudication of prescription drug claims, RxMAX®, our rebate management system, RxTRACK®, our data warehouse and analysis system, Zynchros, our suite of on-demand formulary management tools, our pharmacy management system for retail, chain, institutional and mail-order pharmacies, as well as a number of other software products for customers in the pharmaceutical supply chain. Our HCIT solutions are available on a license basis with on-going maintenance and support or on a transaction fee basis using an application service provider (“ASP”) model.

Effective April 30, 2008, we completed our acquisition of National Medical Health Card Systems, Inc. (“NMHC”). The acquisition was funded with a combination of cash and our common shares, resulting in a purchase price of approximately $143.8 million. Effective with the acquisition of NMHC, we operate in two reportable operating segments, PBM and HCIT, which provide both recurring and non-recurring revenues from the pharmaceutical benefits management industry.

Industry overview

We believe the key market factors that influence spending on information technology solutions and services by participants in the pharmaceutical supply chain are the amount spent on prescription drugs and the associated volume of prescription drugs dispensed and insurance claims processed each year. According to IMS Health, approximately 3.8 billion pharmacy prescriptions were written and filled in the United States during 2007—representing a retail value in excess of $280 billion. We expect drug utilization rates to continue to rise in the future. We estimate that the current market opportunity for our information technology and services in our industry is significant, and is growing at a rate in excess of the drug utilization rate alone.

Competitive strengths

We believe that the following competitive strengths are the keys to our success:

•	Flexible service offering and customer choice: We believe a key differentiator between us and our competitors is not only our ability to provide innovative PBM services, but also to deliver these services on an à la carte basis with transparent pricing. Our informedRx suite offers the flexibility of broad product choice along the entire PBM continuum, enabling enhanced customer control, solutions tailored to our customers’ specific requirements, and transparent pricing. The market for our products is divided between large customers that have the sophisticated technology infrastructure and staff required to operate a 24-hour data center and other customers that are not able or willing to operate these sophisticated systems.

Our business model allows our large customers to license our products and operate our systems themselves (with or without taking advantage of our significant customization, consulting and systems implementation services) and allows our other customers to utilize our systems’ capabilities on a fee-per-transaction or subscription basis through ASP processing from our data center.

•	Leading technology and platform: Our technology is robust, scaleable and web-enabled. Our payer offerings efficiently supported over 440 million transactions in 2008. Our platform is able to instantly cross-check multiple processes, such as reviewing claim eligibility, adverse drug reaction and properly calculating member, pharmacy and payer payments. Our technology is built on flexible, database-driven rule sets and broad functionality applicable for most any book of business. We believe we have one of the most comprehensive claims processing platforms in the market.

Our technology platform allows us to provide more comprehensive PBM services through informedRx by offering our customers a selection of services that they would like us to perform versus requiring them to accept a one-size-fits-all solution. We believe this à la carte offering is a key differentiator from our competitors.

•	Measurable cost savings for our customers: We provide our customers with increased control over prescription drug costs and drug benefit programs. Our transparent pricing model and flexible product offerings are designed to deliver measurable cost savings to our customers. We believe transparent pricing is a key differentiator from our competitors for our customers who want to gain control of their prescription drug costs. For example, our pharmacy network contracts and manufacturer rebate agreements are made available by us to each customer. For customers who select our pharmacy network and manufacturer rebate services on a fixed fee per transaction basis, there is clarity to the rebates and other fees payable by the manufacturer to the client. We believe that our transparent model together with the flexibility to select from our broad range of à la carte services helps our customers realize measurable cost savings.

•	Experienced and proven management team: We have a senior management team of industry veterans with a proven track record of generating profitable growth both organically and through acquisitions. Many core members of our senior management also have a long service history with us or the companies we have acquired. Our management team has a broad network of relationships in the industry and deep product knowledge, and we believe this to be a key competitive advantage.

Business strategy

We seek to enhance our position as a leading provider of technology-enabled and PBM services to the pharmaceutical supply chain in North America. Our primary strategies are:

•	Expand the breadth of our informedRx services for health plans, self-insured employers and government agencies that sponsor pharmacy benefit plans: Within our informedRx suite of products, we have several key initiatives underway which we believe will help expand our revenue per claim and make us more competitive in the broader market. We have built the informedRx suite beyond its claims processing capabilities to offer competitively priced pharmacy networks, manufacturer rebate contracts and clinical programs that enable our customers to have more control over their drug spending. With our diversified product portfolio and the market demand for greater transparency in pricing of prescription drugs, we believe it is in an attractive market environment for informedRx to prosper.

•	Provide additional informedRx services to our existing payor customer base: Based on the success we have had to date with informedRx, we intend to sell additional services to our existing customers through our informedRx suite of products which include our mail and specialty pharmacies as well as our competitive pharmacy network and clinical offerings. We may also make capital investments in technology to further improve the quality of our products. By providing a broader range of services, we believe that we can increase our customer base and the breadth of products utilized by each customer, thereby increasing our revenue base.

•	Target large public sector fee-for-service opportunities: Based on the success we have had to date with public sector opportunities, we intend to sell additional services to state, federal and provincial Medicaid plans. We sell PBM technology solutions to support pharmacy claims processing, Medicaid rebate invoicing, and sophisticated pharmacy claims prior authorization workflow and processing, among other services.

•	Aggressively pursue large health plan technology upgrades: Our goal is to be the industry’s leading provider of tools, technology and services to help our customers better manage pharmacy programs and, in turn, to reduce the cost of drug delivery and enhance the healthcare experience for their plan members.

•	Sell our HCIT solutions throughout the LTC/institutional pharmacy market: The Long-Term Care (“LTC”) market often faces the challenge of balancing the conflicting goals of containing healthcare costs, while maintaining and even improving the health of nursing home residents. The dynamics of the nursing home facility/pharmacy/resident relationship, in addition to regulatory restrictions governing the health, safety and well-being of residents, drive this market’s need for efficient pharmacy management. LTC facilities—including assisted living and skilled nursing facilities—are looking for integrated systems that offer efficient claims processing and adjudication services, cost-saving clinical opportunities, census management and business analysis capabilities.

•	Pursue strategic acquisition opportunities: We actively evaluate opportunities to expand our product offerings and customer base through strategic acquisitions. Our acquisition strategy focuses on identifying acquisitions that expand our core footprint in the technology-enabled PBM market, add new products and services in potential high growth areas and provide niche expertise in areas such as specialty pharmacy, oncology or public sector pharmacy (including state Medicare). We believe our management team’s proven ability to successfully identify acquisition opportunities (such as NMHC) that are complementary and synergistic to our business and to integrate them into our existing operations with minimal disruption has played, and will continue to play, an important role in the expansion of our business.

•	Broaden our services, technology and markets through next generation growth opportunities: We continue to pursue next generation growth opportunities through proprietary development of new technology applications and new PBM services. We currently have a number of tools that are available to our HCIT customers to facilitate e-prescribing and other electronic health recordkeeping. We believe that this market will continue to grow and offers an excellent opportunity for us to complement our PBM services and further enhance our product offerings. In addition, we believe that the current healthcare reform efforts, which contemplate an expansion of coverage and emphasis on technology improvements in healthcare services (such as e-prescribing), offer a number of potential growth opportunities for us.

Corporate information

We exist under the Yukon Business Corporations Act. Our principal executive offices are located at 2441 Warrenville Road, Suite 610, Lisle, Illinois 60532. The telephone number for our principal executive office is 800-282-3232. Our website address is www.sxc.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

The offering

Issuer	SXC Health Solutions Corp.

Common shares offered	4,500,000 shares

Underwriters’ option to purchase additional shares	675,000 shares

Common shares to be outstanding after this offering	29,287,918 shares

Use of proceeds	We estimate that the net proceeds from the sale of our common shares in this offering will be approximately $176.6 million (or approximately $203.3 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of the offering for general corporate purposes, which may include financing potential acquisitions and strategic transactions, funding capital expenditures and providing working capital to, among other things, enhance capital and maintain financial flexibility. See “Use of proceeds.”

NASDAQ Global Select Market symbol	SXCI

Toronto Stock Exchange symbol	SXC

Risk factors	You should carefully review the information set forth in the section of this prospectus supplement entitled “Risk factors.”

The number of shares that will be outstanding after this offering is based on the number of common shares outstanding as of September 11, 2009, and excludes:

•	1,592,653 common shares issuable upon the exercise of stock options outstanding, at a weighted average exercise price of $16.11 per share;

•	265,633 outstanding restricted stock units (including performance-based restricted stock units assuming a target level of performance); and

•	473,971 common shares reserved for future issuance under our equity incentive plans (excluding our employee stock purchase plan).

Except as otherwise indicated, the information throughout this prospectus supplement assumes no exercise by the underwriters of their over-allotment option to purchase up to an additional 675,000 shares.

Summary consolidated financial data

The following table sets forth certain of our financial data and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and notes thereto in our Quarterly Report on Form 10-Q for the six months ended June 30, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary financial data presented below as of June 30, 2009 and for the six months ended June 30, 2009 and 2008 are unaudited, have been derived from our unaudited consolidated financial statements included in the reports incorporated by reference in this prospectus supplement and the accompanying prospectus and have been prepared on the same basis as our audited consolidated financial statements. The summary financial data presented below as of December 31, 2008, 2007 and 2006 and for the years ended December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements.

	Six months ended June 30,		Years ended December 31,
	2009	2008	2008(1)	2007(2)	2006(3)
(in thousands, except per share data)	(unaudited)

Revenue:
PBM	$561,686	$204,860	$771,840	$—	$—
HCIT:
Transaction processing	29,390	26,536	52,773	54,273	38,767
Maintenance	8,951	8,340	16,397	16,476	14,931
Professional services	7,443	6,857	13,480	14,031	16,915
System sales	4,319	5,479	8,449	8,391	10,310

Total revenue	611,789	252,072	862,939	93,171	80,923

Cost of revenue:
PBM	498,374	188,046	702,333	—	—
HCIT	27,020	20,706	45,120	39,595	34,029

Total cost of revenue	525,394	208,752	747,453	39,595	34,029

Gross profit	86,395	43,320	115,486	53,576	46,894
Expenses:
Product development costs	6,190	4,939	10,105	10,206	8,858
Selling, general and administrative	42,704	25,428	68,792	26,532	18,656
Depreciation of property and equipment	2,887	2,194	4,810	2,476	1,631
Amortization of intangible assets	5,240	2,828	9,365	1,584	1,584
Lease termination	—	—	—	—	758
Net loss on disposal of capital assets	—	—	—	133	—

	57,021	35,389	93,072	40,931	31,487

Operating income	29,374	7,931	22,414	12,645	15,407
Interest income	(471)	(1,701)	(2,749)	(4,690)	(2,941)
Interest expense	2,160	798	4,140	112	1,867

Net interest expense (income)	1,689	(903)	1,391	(4,578)	(1,074)
Other (income) expense	(42)	35	719	(221)	18

Income before income taxes	27,727	8,799	20,304	17,444	16,463
Income tax expense (benefit):
Current	6,604	1,979	4,866	5,258	6,488
Deferred	1,464	196	325	(960)	(3,672)

Total income tax expense	8,068	2,175	5,191	4,298	2,816

Net income	$19,659	$6,624	$15,113	$13,146	$13,647

Earnings per share:
Basic	$0.81	$0.30	$0.66	$0.63	$0.73
Diluted	$0.79	$0.29	$0.65	$0.61	$0.69
Weighted average number of shares used in computing earnings per share
Basic	24,417,241	21,972,315	22,978,466	20,755,372	18,710,370
Diluted	25,001,382	22,510,153	23,413,011	21,562,754	19,700,139
Balance Sheet Data:
Total assets	$446,635	$422,291	$428,343	$159,479	$131,415
Long-term debt, less current installments	$41,520	$46,320	$43,920	$—	$—
Total shareholders’ equity	$221,783	$182,195	$194,163	$132,457	$111,490

(1)	Effective April 30, 2008, through a wholly-owned subsidiary, we acquired all of the outstanding shares of NMHC, based in Port Washington, New York, which provides PBM services. The results of operations of the acquired business are included commencing May 1, 2008. We issued 2,785,960 common shares in connection with the acquisition.

(2)	Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and, as a result, we recognized an adjustment in the liability for unrecognized income tax benefits of $0.2 million and a corresponding reduction in the beginning balance of retained earnings.

(3)	On June 22, 2006, we completed a public offering in Canada and the U.S. of 3,200,000 common shares at a price of Cdn.$13.50 and $12.08, respectively, per common share. The gross proceeds of the offering were $38.7 million, excluding underwriting fees and issuance costs of $2.6 million and $1.4 million, respectively.

Risk factors

Investing in our common shares involves significant risk. Before deciding to invest in our common shares, you should carefully consider and evaluate all of the information included and incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described below. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

Industry risks

Our future growth is dependent on further market acceptance and increased market penetration of our products.

Our business model depends on our ability to sell our products and services. Achieving increased market acceptance of our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the pharmaceutical supply chain. Additionally, pharmaceutical providers and payers, which may have invested substantial resources in other methods of conducting business and exchanging information, may be reluctant to purchase our products and services.

We cannot be assured that pharmaceutical providers and payers will purchase our products and services. If we fail to achieve broad acceptance of our products and services by pharmaceutical providers, payers and other healthcare industry participants or if we fail to position our services as a preferred method for information management and pharmaceutical healthcare delivery, our business, financial condition and results of operations will be materially adversely affected.

The electronic healthcare information market is rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of our offerings. We expect that additional companies will continue to enter this market. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, products and services. Because the markets for our products and services are evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot be assured that the markets for our products and services will continue to grow or, if they do, that they will be strong and continue to grow at a sufficient pace. If markets fail to grow, grow more slowly than expected or become saturated with competitors, our business, financial condition and results of operations will be materially adversely affected.

Competition in our industry is intense and could reduce or eliminate our profitability.

The PBM industry is very competitive. If we do not compete effectively, our business, results of operations, financial condition or cash flows could suffer. The industry is highly consolidated and dominated by a few large companies with significant resources, purchasing power and other competitive advantages, which we do not have. A limited number of firms, including national PBM companies such as Medco, Express Scripts, Inc., and CVS/Caremark Rx, Inc., have significant market share of the prescription volume. Our competitors also include drug retailers, physician practice management companies, and insurance companies/health maintenance organizations. We may also experience competition from other sources in the future. PBM companies compete primarily on the basis of price, service, reporting capabilities and clinical services. In most cases, our competitors are large, profitable and well-established companies with substantially greater financial and marketing resources than our resources.

Consolidation in the healthcare industry could materially adversely affect our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thereby decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. In the past we have lost customers as a result of industry consolidation. In addition, industry participants may try to use their market power to negotiate price reductions for our products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for our products. If we are forced to reduce prices as a result of either an imbalance of market power or decreased demand for our products, revenue would be reduced and we could become significantly less profitable.

Future changes in laws or regulations in the healthcare industry could adversely affect our business.

The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. For example, the Balanced Budget Act of 1997 (Public Law 105-32) contained significant changes to Medicare and Medicaid and had an impact for several years on healthcare providers’ ability to invest in capital intensive systems. In addition, HIPAA and Canadian privacy statutes directly impact the healthcare industry by requiring various security and privacy measures in order to ensure the protection of patient health information. More recently, increased government involvement in healthcare, such as the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (which introduced the Medicare Part D benefit effective January 1, 2006), the Deficit Reduction Act of 2005, and other U.S. initiatives at both the federal and state level could lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. Further, existing laws and regulations are subject to changing interpretation by courts, regulatory agencies, and agency officials. PBMs have also increasingly become the target of federal and state litigation over practices relating to drug switching, handling of rebates, and fiduciary duties.

These factors affect PBMs directly, as well as impacting the purchasing practices and operation of healthcare organizations. U.S. federal and state legislatures are currently considering programs to reform or amend the U.S. healthcare system and to change healthcare financing and reimbursement systems. Those reforms, if enacted, may increase the number of individuals who have health insurance coverage and expand the market for pharmaceutical products. However, healthcare industry participants may also respond by reducing their investments or postponing investment decisions, including investments in our product offerings. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, and we cannot predict the effect of possible future legislation and regulation on our business, financial condition and results of operations.

Business risks

Demands by our customers for enhanced service levels or possible loss or unfavorable modification of contracts with our customers could negatively affect our profitability.

As our customers face the continued rapid growth in prescription drug costs, they may demand additional services and enhanced service levels to help mitigate the increase in spending. We operate in a very competitive environment, and as a result, may not be able to increase our fees to compensate for these increased services which could negatively affect our profitability.

Due to the term of our contracts with customers, if we are unable to renew those contracts or replace any lost customers, our future business and results of operation would be adversely affected.

Our contracts with customers generally do not have terms longer than three years and, in some cases, are terminable by the customer on relatively short notice. Our larger customers generally seek bids from other PBM providers in advance of the expiration of their contracts. In addition, we believe the managed care industry is undergoing substantial consolidation, and another party that is not our customer could acquire some of our managed care customers. In such case, the likelihood such customer would renew its PBM contract with us could be reduced.

We are dependent on key customers.

We generate a significant portion of our revenue from a small number of customers. One of our customers accounted for 12.3% and another accounted for 11.2% of our total revenue for the year ended December 31, 2008, respectively. We recently renewed our contract with the customer accounting for 11.2% of our total revenue in 2008 through June 30, 2011 and we are currently in negotiations to renew contracts with the customer that accounted for 12.3% of our total revenue in 2008 and other customers. If our existing customers elect not to renew their contracts with us at the expiry of the current terms of those contracts, our recurring revenue base will be reduced, which could have a material adverse effect on our results of operations. Furthermore, we sell most of our computer software and services to PBM organizations, Blue Cross/Blue Shield organizations, managed care organizations and retail/mail-order pharmacy chains. If the healthcare benefits industry or our customers in the healthcare benefits industry experience problems, they may curtail spending on our products and services and our business and financial results could be materially adversely affected. For example, we may suffer a loss of customers if there is any significant consolidation among firms in the healthcare benefits industry or other participants in the pharmaceutical supply chain or if demand for pharmaceutical claims processing services should decline.

Many of our clients put their contracts out for competitive bidding prior to expiration. Competitive bidding requires costly and time-consuming efforts on our behalf and, even after we have won such bidding processes, we can incur significant expense in proceedings or litigation contesting the adequacy or fairness of these bidding processes. We could lose clients if they cancel their agreements with us, if we fail to win a competitive bid at the time of contract renewal, if the financial condition of any of our clients deteriorates or if our clients are acquired by, or acquire, companies with which we do not have contracts. Over the past several years, self-funded employers, third party administrators and other managed care companies have experienced significant consolidation. Consolidations by their very nature reduce the number of clients who may need our services. A client involved in a merger or acquisition by a company that is not a client of ours may not renew, and in some instances may terminate, its contract with us. Our clients have been and may continue to be, subject to consolidation pressures.

Our business strategy of expansion through acquisitions may result in unexpected integration costs and challenges, loss of acquired business and/or dilution to existing shareholders.

We look to the acquisition of other businesses, such as the acquisition of NMHC, as a way to achieve our strategy of expanding our product offerings and customer base. The successful implementation of this acquisition strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate the acquired company’s operations and technology successfully with our own and maintain the goodwill of the acquired business. We are unable to predict whether or when we will be able to identify any suitable additional acquisition candidates or, the likelihood that any potential acquisition will be completed. It is also possible that a potential acquisition will be dilutive to existing shareholders. In addition, while we believe we have the experience and know-how to integrate acquisitions, such efforts entail significant risks including, but not limited to:

•	a diversion of management’s attention from other business concerns;

•	failure to successfully integrate the operations, services, products and personnel of an acquired company;

•	failure to realize expected synergies from an acquired company;

•	possible inconsistencies in standards, controls, procedures and policies among the companies being combined or assimilated which would make it more difficult to implement and harmonize company-wide financial, accounting, billing, information technology and other systems;

•	possible difficulties maintaining the quality of products and services that acquired companies have historically provided;

•	required amortization of the identifiable intangible assets of an acquired business, which will reduce our net income in the years following its acquisition, and we also would be required to reduce our net income in future years if we were to experience an impairment of goodwill or other intangible assets attributable to an acquisition;

•	the potential loss of key employees or customers from either our current business or the business of the acquired company;

•	coordinating businesses located in different geographic regions; and

•	the assumption of significant and/or unknown liabilities of the acquired company.

The NMHC acquisition is the largest acquisition we have made to date. If we are unable to successfully complete our integration of NMHC’s operations and technology, we may not realize the anticipated benefits from such acquisition.

Our future success depends upon the ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

An important part of our business strategy is to expand the scope of its operations, both organically and through acquisitions. We cannot be certain that our systems, procedures, controls and space will be adequate to support expansion of our operations, and we may be unable to expand and upgrade our systems and infrastructure to accommodate any future growth. Growth in operations will place significant demands on our management, financial and other resources. Our future operating results will depend on the ability of our management and key employees to successfully manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. Our inability to finance future growth, manage future expansion or hire and retain the personnel needed to manage our business successfully could have a material adverse effect on our business, financial condition and results of operations.

Changes in the industry pricing benchmarks could adversely affect our financial performance.

Contracts in the prescription drug industry, including our contracts with our retail network pharmacies and with our PBM customers, generally use certain published benchmarks to establish pricing for prescription drugs. These benchmarks include Average Wholesale Price (“AWP”), Average Sales Price, Average Manufacturer Price and Wholesale Acquisition Cost. Most of our contracts utilize the AWP standard. Recent events, including the First DataBank (“FDB”) and Medi-Span settlements described below, have raised uncertainties as to whether payors, pharmacy providers, PBMs and others in the prescription drug industry will continue to utilize AWP as it has previously been calculated or whether other pricing benchmarks will be adopted for establishing prices within the industry.

In March 2009, a federal district court gave final approval to settlements of class action lawsuits brought against FDB and Medi-Span, two primary sources of AWP price reporting. Under the terms of the settlements, FDB and Medi-Span have agreed, among other things, to reduce the reported AWP of certain drugs by four percent. On September 3, 2009, a federal appeals court rejected challenges to the settlements, clearing the way for the AWP reductions to take effect on September 26, 2009. Changes to AWP will likely require us to amend our current contracts with pharmacies in our retail network, pharmacy manufacturers, and some of our customers, as well as requiring changes to be made to our software and systems to accommodate a new pricing mechanism.

Changes in reporting of AWP, or in the basis for calculating reimbursement proposed by the federal government and certain states, and other legislative or regulatory adjustments that may be made regarding the reimbursement of payments for drugs by Medicaid and Medicare, could impact our pricing to customers and other payors and could impact our ability to negotiate discounts with manufacturers, wholesalers, or retail pharmacies. In some circumstances, such changes could also impact the reimbursement that we receive from Medicare or Medicaid programs for drugs covered by such programs and from managed care organizations that contract with government health programs to provide prescription drug benefits. In addition, it is possible that payors and pharmacy providers will begin to evaluate other pricing benchmarks as the basis for contracting for prescription drugs and PBM services in the future, and the effect of this development on our business cannot be predicted at this time. Due to these and other uncertainties, we can give no assurance that the short or long term impact of changes to industry pricing benchmarks will not have a material adverse effect on our financial performance, results of operations and financial condition in future periods.

If we lose relationships with one or more key pharmaceutical manufacturers or if rebate payments we receive from pharmaceutical manufacturers decline, our business, results of operations, financial condition or cash flows could suffer.

We receive fees from our clients for administering a rebate program with pharmaceutical manufacturers based on the use of selected drugs by members of health plans sponsored by our clients, as well as fees for other programs and services. We believe our business, results of operations, financial condition or cash flows could suffer if:

•	we lose relationships with one or more key pharmaceutical manufacturers;

•	we are unable to finalize rebate contracts with one or more key pharmaceutical manufacturers in the future, or are unable to negotiate interim arrangements;

•	rebates decline due to the failure of our health plan sponsors to meet market share or other thresholds;

•	legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer rebates or purchase our programs or services;

•	pharmaceutical manufactures choose not to offer rebates or purchase our programs or services; or

•	rebates decline due to contract branded products losing their patents.

Over the next few years, as patents expire covering many brand name drugs that currently have substantial market share, generic products will be introduced that may substantially reduce the market share of these brand name drugs. Historically, manufacturers of generic drugs have not offered formulary rebates on their drugs. Our profitability could be adversely affected if the use of newly approved, brand name drugs added to formularies, does not offset any decline in use of brand name drugs whose patents expire.

Government efforts to reduce health care costs and alter health care financing practices could lead to a decreased demand for our services or to reduced rebates from manufacturers.

Congress is currently considering proposals to reform the U.S. healthcare system. These proposals may increase government involvement in healthcare and regulation of PBM or pharmacy services, or otherwise change the way we do business. Some proposals could impact PBMs directly (e.g., requiring disclosure of information about pricing and product switches), while others would have an indirect effect (e.g., modifying reimbursement rates for pharmaceutical manufacturers participating in government programs). These proposals may also increase governmental regulation of managed care plans. Some of these initiatives would, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary and give health plan members the right to sue their health plans for malpractice when they have been denied care. Health plan sponsors may react to these proposals and the uncertainty surrounding them by cutting back or delaying the purchase of our PBM services, and manufacturers may react by reducing rebates or reducing supplies of certain products. These proposals could lead to a decreased demand for our services or to reduced rebates from manufacturers. We cannot predict what effect, if any, these proposals may have on our businesses. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also materially adversely affect our business, financial condition and results of operations.

If we are unable to compete successfully, our business, financial condition and results of operations will be adversely affected.

The market for our products and services is fragmented, intensely competitive and is characterized by rapidly changing technology, evolving industry standards and user needs and the frequent introduction of new products and services. We compete on the basis of several factors, including: breadth and depth of services; reputation; reliability, accuracy and security of our software programs; ability to enhance existing products and services; ability to introduce and gain market acceptance of new products and services quickly and in a cost-effective manner; customer service; price and cost-saving measures; and industry expertise and experience.

Some of our competitors are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. Furthermore, we expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare industries. If our competitors or potential competitors were to merge or partner with one another, the change in the competitive landscape could adversely affect our ability to compete effectively.

In addition, the HCIT market is characterized by rapid technological change and increasingly sophisticated and varied customer needs. To successfully compete in this market, we must continue to enhance our existing products and services, anticipate and develop new technology that addresses the needs of our existing and prospective customers and keep pace with changing industry standards on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks, and we may not be successful in using new technologies effectively or in adapting our proprietary technology to evolving customer requirements or industry practice. Moreover, competitors may develop products that are more efficient, less costly, or otherwise better received by the market than us. We cannot be assured that we will be able to introduce new products in a timely manner, or at all, or that such products will achieve market acceptance.

There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

Our software products are susceptible to undetected errors or similar problems, which may cause our systems to fail to perform properly.

Complex software such as ours often contains defects or errors that are difficult to detect, even through testing, and despite testing by us, our existing and future software products may contain errors. We strive to regularly introduce new solutions and enhancements to our products and services. If we detect any errors before introducing a product, we may have to delay commercial release for an extended period of time while the problem is addressed and in some cases may lose sales as a result of the delay. If we do not discover software errors that affect our products until after they are sold and become operational, we would need to provide enhancements to correct such errors, which would result in unexpected additional expense and diversion of resources to remedy such errors.

Any errors in our software or enhancements, regardless of whether or when they are detected or remedied, may result in harm to our reputation, product liability claims, license terminations or renegotiations, or delays in, or loss of, market acceptance of our product offerings.

Furthermore, our customers might use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from development efforts, impact our reputation or cause significant customer relations problems.

We may be liable for the consequences of the use of incorrect or incomplete data that we provide.

We provide data, including patient clinical information, to pharmaceutical providers for their use in dispensing prescription drugs to patients. Third-party contractors provide us with most of this data. If this data is incorrect or incomplete, adverse consequences, including severe injury or death, may occur and give rise to product liability and other claims against us. In addition, a court or government agency may take the position that our delivery of health information directly, including through pharmaceutical providers, or delivery of information by a third-party site that a consumer accesses through our websites, exposes us to personal injury liability, or other liability for wrongful delivery or handling of healthcare services or erroneous health information. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot be assured that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could materially harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources.

It is difficult to predict the length of the sales cycle for our healthcare software solutions.

The length of the sales cycle for our healthcare software solutions is difficult to predict, as it depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer. Our sales and marketing efforts with respect to pharmaceutical providers and payers generally involve a lengthy sales cycle due to these organizations’ complex decision-making processes. Additionally, in light of increased government involvement in healthcare and related changes in the operating environment for healthcare organizations, our current and potential customers may react by curtailing or deferring investments, including those for our services. In many cases, our acquisition of new business is dependent on us successfully bidding pursuant to a competitive bidding process. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase and our revenues could decrease or be delayed, which could materially harm our business, financial condition and results of operations.

Due to complex calculations within our customer contracts, we may be required to issue significant credit memos to our customers that could adversely affect our business, profitability and growth prospects.

Contracts with our customers have complex calculations. We are consistently in the process of implementing procedures to improve our monitoring of material contractual obligations. We continue to issue credit memos to customers related to meeting, among other things, pricing performance guarantees. The continued issuance of credit memos could adversely affect our business, profitability and growth prospects.

Failure of our health plan customers to pay for prescription claims or a delay in payment of those claims could have a material adverse effect on our profitability.

Our contracts with retail pharmacies that participate in our network generally obligate us to make payments for prescription claims even if we are not reimbursed by our customers. If our customers delay their reimbursement payments or fail to make payments for prescription claims, it could have a material adverse effect on our profitability.

If we become subject to liability claims that are not covered by our insurance policies, we may be liable for damages and other expenses that could have a material adverse effect on our business, results of operations, financial condition or cash flows.

Various aspects of our business may subject us to litigation and liability for damages, for example, the performance of PBM services and the operation of our call centers and website. A successful product or professional liability claim in excess of our insurance coverage where we are required to pay damages, incur legal costs or face negative publicity could have a material adverse effect on our business, results of operations, financial condition or cash flows, our business reputation and our ability to attract and retain clients, network pharmacies, and employees. While we intend to maintain professional and general liability insurance coverage at all times, we cannot provide assurance that we will be able to maintain insurance in the future, that insurance will be available on acceptable terms or that insurance will be adequate to cover any or all potential product or professional liability claims.

Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control.

The success of our business depends in part on our ability to operate our systems without interruption. Our products and services are susceptible to all the threats inherent in computer software and other technology-based systems. Our systems are vulnerable to, among other things, power loss and telecommunications failures, software and hardware errors, failures or crashes, computer viruses and similar disruptive problems, and fire, flood and other natural disasters. Although we take precautions to guard against and minimize damage from these and other potential risks, including implementing disaster recovery systems and procedures, they are often unpredictable and beyond our control. Any significant interruptions in our services could damage our reputation in the marketplace and have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

We do not have any patents on our technology. Nonetheless, our business plan is predicated on our proprietary systems and technology. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality and non-disclosure agreements with our employees, consultants, customers and suppliers, and limiting access to our trade secrets and technology. We cannot be assured that the steps we have taken will prevent misappropriation of our technology, which could have a material adverse effect on our competitive position. Also, despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our intellectual property by reverse-engineering the functionality of our systems or otherwise obtain and use information that we regard as proprietary.

Policing unauthorized use of our intellectual property is difficult and expensive, and we are unable to determine the extent, if any, to which piracy of our intellectual property exists.

In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights, and we may incur substantial costs and the diversion of management’s time and attention as a result.

We may become subject to claims that we infringe the intellectual property rights of others, which, even if not successful, could have a material adverse impact on our business.

We could be subject to intellectual property infringement claims from third parties as the number of our competitors grows and our applications’ functionality overlaps with their products. There has been a substantial amount of intellectual property litigation in the information technology industries. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure that infringement claims will not be asserted against us or that those claims will be unsuccessful. Even if a claim brought against us is ultimately unsuccessful, we could incur substantial costs and diversion of management resources in defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to develop and market our products and services. We may be required to license intellectual property from third parties in order to continue using our products, and we cannot assure that we will be able to obtain such licenses on commercially reasonable terms, or at all.

We may be unable to obtain, retain the right to use or successfully integrate third-party licenses for the use in our solutions, which could prevent us from offering the products and services which use those technologies.

We use third-party licenses for some of the technology used in our solutions, and intend to continue licensing technologies from third parties. These licenses are the type that ordinarily accompany the business that we conduct. However, these licenses might not continue to be available to us on commercially reasonable terms or at all in the future. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Although we are not dependant upon any individual license and believe that substitutes are generally available, our inability to obtain or renew any of these licenses could delay development of our new product offerings or prevent us from selling our existing solutions until equivalent technology can be identified, licensed and integrated, or developed by us, and there is no assurance as to when we would be able to do so, if at all. Lack of access to required licenses from third parties could harm our business, financial condition and results of operations.

Most of our third-party licenses are non-exclusive. Our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to attempt to compete more effectively with us. Our use of third-party technologies exposes us to risks associated with the integration of components from various sources into our solutions, such as unknown software errors or defects or unanticipated incompatibility with our systems and technologies. In addition, if our vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, are unable to continue their business, decide to discontinue dealings with us or are acquired by a competitor or other party that does not wish to deal with us, we may not be able to modify or adapt our own solutions to use other available technologies in a timely manner, if at all.

We are subject to a number of existing laws, regulations, and industry initiatives, non-compliance with which could adversely affect our business, financial condition and results of operations.

We could suffer civil and/or criminal penalties, lose customers, be required to pay substantial damages or make significant changes to our operations if we fail to comply with complex and rapidly evolving laws and regulations.

During the past several years, the U.S. health care industry has been subject to an increase in governmental regulation at both the federal and state levels. Numerous state and federal laws and regulations affect our business and operations. The categories include, but are not necessarily limited to:

•	health care fraud and abuse laws and regulations, which prohibit certain types of payments and referrals as well as false claims made in connection with health benefit programs;

•	privacy and confidentiality laws and regulations, including those under HIPAA;

•	the Employee Retirement Income Security Act of 1974 and related regulations, which regulate many health care plans;

•	potential regulation of the PBM industry by the U.S. Food and Drug Administration;

•	the Medicare prescription drug coverage law and Centers for Medicare and Medicaid Services (“CMS”) regulations;

•	consumer protection and unfair trade practice laws and regulations;

•	various licensure laws, such as state insurance, managed care and third party administrator licensure laws;

•	pharmacy laws and regulations;

•	antitrust lawsuits challenging PBM pricing practices;

•	state legislation regulating PBMs or imposing fiduciary status on PBMs;

•	drug pricing legislation, including “most favored nation” pricing and “unitary pricing” legislation;

•	other Medicare and Medicaid reimbursement regulations;

•	pending legislation regarding importation of drug products into the United States;

•	legislation imposing benefit plan design restrictions, which limit how our customers can design their drug benefit plans;

•	network pharmacy access laws, including “any willing provider” and “due process” legislation, that affect aspects of our pharmacy network contracts; and

•	formulary development and disclosure laws.

If we fail to comply with existing or future applicable laws and regulations, we could suffer civil or criminal penalties. We devote significant operational and managerial resources to comply with these laws and regulations. Although we have not been notified, and are not otherwise aware of any material claim or non-compliance, there can be no assurance that we are in compliance with all existing legal requirements material to our business. Different interpretations and enforcement policies of these laws and regulations could subject our current practices to allegations of impropriety or illegality, or could require us to make significant changes to our operations. In addition, we cannot predict the impact of future legislation and regulatory changes on our business or assure you that we will be able to obtain or maintain the regulatory approvals required to operate our business.

We cannot predict whether or when future healthcare reform initiatives by U.S. federal or state, Canadian or other foreign regulatory authorities will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and resulting in a negative impact on market acceptance of our products and services.

Due to the complex laws and regulations governing the Medicare program in which we participate, our recorded estimates may materially change in the future, and our failure to fully comply with such laws and regulations may adversely impact our business and financial results.

The Medicare Part D program in which we participate is based upon extremely complex laws and regulations that are subject to interpretation. As a result, there is at least a reasonable possibility that our recorded estimates of receivables from CMS may change by a material amount in the near term. Additionally, our noncompliance with such laws and regulations could result in fines, penalties and exclusion from the Medicare program.

Although we are not aware of any allegations of noncompliance that could have a material adverse effect on our consolidated financial statements, we cannot assure you that any instances of noncompliance will not have a material adverse effect on our consolidated financial statements or results of operations.

Uncertainty regarding the impact of Medicare Part D may adversely impact our business and financial results.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 created a new, voluntary prescription drug benefit for Medicare beneficiaries entitled to Medicare benefits under Part A or enrolled in Medicare Part B effective January 1, 2006. We currently participate in the administration of the Medicare drug benefit: (i) through the provision of PBM services to our health plan customers and other customers that have qualified as a prescription drug plan (“PDP”) or a “Medicare Advantage” plan, and (ii) by assisting employers, unions and other health plan customers that qualify for the retiree drug subsidy available under Medicare Part D by collecting and submitting eligibility and/or drug cost data to CMS for them in order to obtain the subsidy. Our existing PBM business could be adversely affected if our customers decide to discontinue providing prescription drug benefits altogether to their Medicare-eligible members. We are not yet able to assess the impact that Medicare Part D will have on our customers’ decisions to continue to offer a prescription drug benefit to their Medicare-eligible members.

In addition, as an approved PDP sponsor, we are a direct contractor to the federal government and subject to the rules, regulations and enforcement authority of the federal government over its contractors. In addition, under regulations established by CMS governing participation in the Medicare Part D program, our subsidiary, NMHC Group Solutions, a former risk-bearing entity regulated under state insurance laws, must obtain licensure as a domestic insurance company.

NMHC Group Solutions has been approved to operate as a risk-bearing entity in its domicile state, Delaware, as required by CMS, and has obtained approval from all but two state insurance departments that it is not required to maintain a risk bearing license in such states. We did not continue to provide our PDP to individual Medicare Part D enrollees in 2008 and CMS has acknowledged our intent to provide the PDP Medicare benefits solely to employer groups. In addition, as of January 1, 2008, we are only providing non-risk bearing Medicare benefits to employer groups that will reimburse us directly for any prescription drug costs. We do not intend to offer our PDP to employer groups in instances where we could be subject to risk.

If our security is breached, outsiders could gain access to information we are required to keep confidential, we could be subject to liability and customers could be deterred from using our services.

Our business relies on using the Internet to transmit confidential information. However, the difficulty of securely transmitting confidential information over the Internet has been a significant barrier to engaging in sensitive communications over the Internet, and is an important concern of our existing and prospective customers. Publicized compromise of Internet security, including third-party misappropriation of patient information or other data, or a perception of any such security breach, may deter people from using the Internet for these purposes, which would result in an unwillingness to use our systems to conduct transactions that involve transmitting confidential healthcare information. Further, if we are unable to protect the physical and electronic security and privacy of our databases and transactions, we could be subject to potential liability and regulatory action, our reputation and customer relationships would be harmed, and our business, operations and financial results may be materially adversely affected.

We are highly dependent on senior management and key employees. Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees that we need to support our business.

Our success largely depends on the skills, experience and continued efforts of our management and other key personnel, and on our ability to continue to attract, motivate and retain highly qualified individuals. Competition for senior management and other key personnel is intense, and the pool of suitable candidates is limited. If we lose the services of one or more of our key employees, we may not be able to find a suitable replacement and our business, financial condition and results of operations could be materially adversely affected.

Our ability to provide high-quality services to our customers also depends in large part upon the experience and expertise of our employees generally. We must attract and retain highly qualified personnel with a deep understanding of the healthcare and HCIT industries. We compete with a number of companies for experienced personnel and many of these companies, including customers and competitors, have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to customers and competitors who may seek to recruit them and increases the cost of replacing them. If we are unable to attract or retain qualified employees, the quality of our services could diminish and we may be unable to meet our business and financial goals.

Our actual financial results may vary from our publicly disclosed forecasts.

Our actual financial results may vary from our publicly disclosed forecasts and these variations could be material and adverse. We periodically provide guidance on future financial results. These forecasts reflect numerous assumptions concerning our expected performance, as well as other factors, which are beyond our control and which may not turn out to be correct. Although we believe that the assumptions underlying our guidance and other forward-looking statements were and are reasonable when we make such statements, actual results could be materially different. Our financial results are subject to numerous risks and uncertainties, including those identified throughout these risk factors. If our actual results vary from our announced guidance, the price of our common shares may decline, and such a decline could be substantial. We do not undertake to update any guidance or other forward-looking information we may provide.

We may experience fluctuations in our financial results because of timing issues associated with our revenue recognition policy.

A portion of our revenue is derived from system sales, where we recognize revenue upon execution of a license agreement and shipment of the software, as long as all vendor obligations have been satisfied and collection of license fees is probable. As the costs associated with system sales are minimal, revenue and income may vary significantly based on the timing of recognition of revenue. Given that revenue from certain projects is recognized using the percentage-of-completion method, our revenue from these projects can vary substantially on a monthly and quarterly basis. In addition, certain contracts may contain undelivered elements or multiple deliverables, which may cause the applicable revenue to be deferred over multiple periods.

Accordingly, the timing and delivery requirements of customers’ orders may have a material effect on our operations and financial results during any reporting period. In addition, to the extent that the costs required to complete a fixed price contract exceed the price quoted by us, our results may be materially adversely affected.

If we are required to write off goodwill or other intangible assets, our financial position and results of operations would be adversely affected.

We have goodwill and other intangible assets of approximately $190.2 million as of December 31, 2008. We are required to periodically evaluate goodwill and other intangible assets for impairment. In the future we may take charges against earnings resulting from impairment. Any determination requiring the write off of a significant portion of our goodwill or other intangible assets could adversely affect our results of operations and our financial condition.

Our tax filings are subject to possible review, audit and/or reassessment and we may be liable for additional taxes, interest or penalties if the final tax outcome is different from those provided for in our filings.

Although our primary operations are in the United States, we also have operations in Canada. Our income tax liability is therefore a consolidation of the tax liabilities we expect to have in various locations. Our tax rate is affected by the profitability of our operations in all locations, tax rates and systems of the countries in which we operate, our tax policies and the impact of certain tax planning strategies which we have implemented or may implement. To determine our worldwide tax liability, we make estimates of possible tax liabilities. Our tax filings, positions and strategies are subject to review under local or international tax audit and the outcomes of such reviews are uncertain. In addition, these audits generally take place years after the period in which the tax provision in question was provided and it may take a substantial amount of time before the final outcome of any audit is known. Future final tax outcomes could also differ materially from the amounts recorded in our financial statements. These differences could have a material effect on our financial position and our net income in the period such determination is made.

Indebtedness incurred in connection with the NMHC acquisition and the terms of the related financing agreements could have an adverse effect on our operations and financial condition and may limit our ability to finance future operations or capital needs or engage in new business activities.

In connection with the NMHC acquisition, we entered into new $58 million senior secured credit facilities. These credit facilities:

•	require us to dedicate significant amounts of our cash flow to the payment of principal and interest on our debt which reduces the funds we have available for other purposes;

•	limit our liquidity and operational flexibility in changing economic, business and competitive conditions which could require us to defer planned capital expenditures, reduce discretionary spending, and/or defer acquisitions or other strategic opportunities;

•	limit our ability to compete with companies that are not as leveraged, or whose debt is at more favorable interest rates or includes other more favorable terms and that, as a result, may be better positioned to withstand economic downturns;

•	expose us to increased interest rate risk due to variable interest rates under the senior secured credit facilities and required hedging activities;

•	impose on us additional operational and financial restrictions, including restrictions on our ability to incur liens, make loans, incur additional indebtedness or make guarantees, make acquisitions and investments, amend or otherwise alter debt and other material agreements and engage in asset sales, and the failure to comply with such restrictions could lead to an event of default which could result in an acceleration of indebtedness; and

•	require us to comply with certain financial covenants, including certain financial ratios, that, if violated, could lead to an event of default which could result in an acceleration of indebtedness.

Our financial and operating performance is subject to prevailing economic and industry conditions and to financial, business and other factors, some of which are beyond our control. We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to pay indebtedness or to fund our other liquidity needs or that future operating results will be sufficient to ensure compliance with the covenants in our senior secured credit facilities or to remedy any default thereunder.

Risks related to our common shares and this offering

Our quarterly operating results may vary significantly, which could negatively impact the price of our common shares.

Our quarterly results of operations have fluctuated in the past and will continue to fluctuate in the future. You should not rely on the results of any past quarter or quarters as an indication of future performance in our business operations or the price of our common shares. Factors that might cause our operating results to vary from quarter to quarter include, but are not limited to:

•	the possible termination of, or unfavorable modification to, contracts with key customers or providers;

•	the possible loss, or adverse modification of the terms, of contracts with pharmacies in our retail pharmacy network;

•	competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective customers, as well as competition from new competitors offering services that may, in whole or in part, replace services that we now provide to our customers;

•	the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products;

•	our ability to maintain growth rates, or to control operating or capital costs, including the impact of declines in prescription drug utilization resulting from the current economic environment;

•	changes in industry pricing benchmarks such as AWP and average manufacturer price, which could have the effect of reducing prices and margins;

•	changes to industry regulations, including potential healthcare reform initiatives, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations and the impact of such matters on the healthcare marketplace), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations;

•	the use and protection of the intellectual property, data, and tangible assets that we use in our business, or claims by others of infringement or alleged infringement by us of their intellectual property;

•	increase in credit risk relative to our customers due to adverse economic trends or other factors; and

•	general developments in the healthcare industry, including the impact of increases in healthcare costs, government programs to control healthcare costs, changes in drug utilization and cost patterns and introductions of new drugs.

If our results of operations from quarter to quarter fail to meet the expectations of securities analysts and investors, the price of our common shares could suffer or be negatively impacted.

The market price of our common shares may fluctuate significantly, and this may make it difficult for holders to resell our common shares when they want or at prices that they find attractive.

The price of our common shares on the NASDAQ Global Select Market (“NASDAQ”) and the Toronto Stock Exchange (the “TSX”) constantly changes. We expect that the market price of our common shares will continue to fluctuate. The market price of our common shares may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	changes in market conditions;

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in the economy and the financial markets;

•	departures of key personnel;

•	changes in governmental regulations; and

•	geopolitical conditions, such as acts or threats of terrorism or military conflicts.

In addition, in recent years, global equity markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common shares, regardless of our operating results.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common shares to decline.

There may be future sales or issuances of our common shares, which will dilute the ownership interests of shareholders and may adversely affect the market price of our common shares.

We may issue additional common shares, including securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or substantially similar securities, which may result in dilution to our shareholders. In addition, our shareholders may be further diluted by future issuances under our equity incentive plans. The market price of our common shares could decline as a result of sales or issuances of a large number of our common shares or similar securities in the market after this offering or the perception that such sales or issuances could occur.

The common shares are equity interests and are subordinate to our existing and future indebtedness.

The common shares are equity interests. This means the common shares will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the common shares.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common shares, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to shareholders generally.

We do not currently intend to pay dividends on our common shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

We do not expect to pay cash dividends on our common shares, including the common shares issued in this offering. Any future dividend payments are within the absolute discretion of our board of directors or a duly authorized committee of the board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common shares. See “Price range of our common shares and dividend policy—Dividend Policy.”

Use of proceeds

We estimate that the net proceeds from the sale of our common shares in this offering will be approximately $176.6 million (or approximately $203.3 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds of the offering for general corporate purposes, which may include the financing of potential acquisitions of, investments in, or entry into strategic transactions or other arrangements with respect to, companies or technologies that complement our business, although we have no current understandings, commitments or agreements to do so as of the date of this prospectus supplement. In addition, we may use the net proceeds of the offering to fund capital expenditures and provide working capital to, among other things, enhance capital and maintain financial flexibility. The amounts and timing of the uses of the proceeds will vary significantly depending on numerous factors, some of which are outside of our control. Accordingly, we will retain broad discretion over the use of the net proceeds, and we may ultimately use the proceeds for different purposes or uses that we have not listed above.

Price range of our common shares and dividend policy

Price range of our common shares

Our common shares are traded on the TSX and NASDAQ under the symbol “SXC” and “SXCI,” respectively. Amounts related to trading on the TSX are provided in Canadian dollars. The following table sets forth for each period indicated the high and low sales prices for our common shares on the TSX:

	High		Low

2007
First quarter	Cdn.$	25.13	Cdn.$	20.25
Second quarter	Cdn.$	30.83	Cdn.$	21.75
Third quarter	Cdn.$	32.87	Cdn.$	15.20
Fourth quarter	Cdn.$	15.50	Cdn.$	11.08
2008
First quarter	Cdn.$	16.41	Cdn.$	9.89
Second quarter	Cdn.$	17.75	Cdn.$	11.96
Third quarter	Cdn.$	17.50	Cdn.$	13.17
Fourth quarter	Cdn.$	23.11	Cdn.$	12.60
2009
First quarter	Cdn.$	27.85	Cdn.$	18.48
Second quarter	Cdn.$	30.99	Cdn.$	21.30
Third quarter (through September 17, 2009)	Cdn.$	48.89	Cdn.$	28.50

The following table sets forth for each period indicated the high and low sales prices for our common shares on NASDAQ:

	High	Low

2007
First quarter	$21.30	$17.35
Second quarter	$28.96	$18.85
Third quarter	$31.48	$15.26
Fourth quarter	$16.20	$11.35
2008
First quarter	$16.00	$9.85
Second quarter	$17.35	$11.75
Third quarter	$16.96	$11.54
Fourth quarter	$18.84	$10.40
2009
First quarter	$22.00	$15.61
Second quarter	$26.89	$17.69
Third quarter (through September 17, 2009)	$44.67	$24.51

On September 17, 2009, the closing sale price of the common shares, as reported by the TSX and NASDAQ was Cdn.$44.26 and $41.58 per share, respectively.

As of September 9, 2009, there were approximately 203 holders of record of our common shares.

Dividend policy

We have never paid a dividend on our common shares and have no present intention to commence the payment of cash dividends. It is possible that our board of directors could determine in the future, based on our financial and other relevant circumstances at that time, to pay dividends.

Certain material income tax considerations

Certain material U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of common shares by U.S. Holders (as defined below) who hold common shares as capital assets (within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) and who do not own, directly, indirectly or constructively, 10% or more of our outstanding voting shares. This summary is not a complete analysis or description of all potential U.S. federal income tax consequences to U.S. Holders and does not address, for example, estate and gift tax consequences or the tax consequences under U.S. state, local and other tax laws of an investment in the shares. Further, this summary does not address all U.S. federal income tax considerations that may be relevant to specific categories of investors (such as persons who are not U.S. Holders, dealers in securities, banks, persons liable for alternative minimum tax, insurance companies, traders that elect to mark to market, partnerships or any other entity classified as a partnership for U.S. federal income tax purposes, persons holding our shares through partnerships or other pass-through entities, tax-exempt entities, persons that hold shares as part of an integrated investment (including a straddle), investors whose functional currency is not the U.S. dollar and other investors subject to special rules). U.S. Holders are therefore urged to consult their own tax advisors concerning the U.S. federal, state, local and foreign income and other tax consequences of the ownership and disposition of common shares in light of their particular circumstances.

The following is based on the Code, judicial decisions, administrative pronouncements, and final, temporary and proposed U.S. Treasury regulations, changes to any of which after the date of this prospectus could apply on a retroactive basis and affect the tax consequences described herein.

As used below, the term “U.S. Holder” means a beneficial owner of common shares that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership is a beneficial owner of our common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership that beneficially owns our common shares, you should consult your own tax advisor.

Taxation of dividends and other distributions on our common shares

Subject to the PFIC rules discussed below, distributions made by us with respect to common shares, including deemed dividends (which for these purposes will include the amount of any Canadian withholding tax paid with respect to such distributions and withheld therefrom) generally will be taxable as ordinary dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. U.S. Holders will not be entitled to claim the corporate dividends received deduction with respect to distributions by us.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends constituting “qualified dividend income” may be taxed at the lower income tax rate applicable to long-term capital gains (currently a maximum rate of 15%). As a Canadian corporation, for our dividends to qualify for taxation at the reduced rate, (1) we cannot be a PFIC (discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year and (2) certain holding period requirements must be met. You should consult your tax advisors regarding the availability of the lower qualified dividend rate for dividends paid with respect to our common shares.

Subject to certain limitations and restrictions, Canadian taxes withheld from or paid on distributions by us, if any, generally will be eligible for deduction or credit in computing the U.S. Holder’s U.S. federal income tax liability. The ability to claim a foreign tax credit may be significantly limited, however, since, for foreign tax credit limitation purposes, a significant portion of our dividends are expected to be treated as U.S. source income (if, as expected, we have gross income effectively connected with a U.S. trade or business) and since our dividends that are treated as “qualified dividend income” (as discussed above) will be taken into account only to a limited extent. The rules relating to foreign tax credits are complex, and U.S. Holders should consult with their own tax advisors with regard to the availability of a foreign tax credit and the application of foreign tax credit limitations to their particular circumstances.

To the extent, if any, that the amount of any distribution exceeds our current and accumulated earnings and profits as computed under U.S. federal income tax principles, such excess will first reduce a U.S. Holder’s tax basis in its common shares and, to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property and taxed as described below under “—Taxation of Disposition of Our Common Shares.”

The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of distribution regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars or upon conversion of Canadian dollars into U.S. dollars will generally be U.S. source ordinary income or loss. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Taxation of disposition of our common shares

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize a capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in such shares. Gain or loss, if any, generally will be U.S. source gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the common shares for more than one year at the time of the disposition. If the gain on a disposition qualifies as a long-term capital gain, a non-corporate taxpayer may be eligible for a reduced rate of taxation (currently a maximum rate of 15%) on such gain. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors with respect to their ability to credit Canadian tax, if any, against their U.S. federal income taxes.

Passive Foreign Investment Company

Special, generally unfavorable, U.S. federal income tax rules apply to U.S. persons owning stock of a Passive Foreign Investment Company (“PFIC”). A foreign corporation will be considered a

PFIC for any taxable year in which (i) 75% or more of its gross income is passive income (as defined in the Code), or (ii) the average percentage of its assets (measured by value) that produce, or are held for the production of, passive income is at least 50%.

We believe that we currently are not a PFIC for U.S. federal income tax purposes, and we do not expect to become a PFIC in the future. However, the determination of PFIC status for any year is fact-specific, and there can be no assurance in this regard. Accordingly, it is possible that we may become a PFIC in the current taxable year or in future years.

If we were a PFIC in any taxable year during which a U.S. Holder holds common shares, gain recognized by such U.S. Holder on a sale or other disposition (including certain pledges) of the common shares would be allocated ratably over the U.S. Holder’s holding period for such shares. The amount of gain allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount of tax so determined. Further, to the extent that any distribution received by a U.S. Holder on its common shares exceeds 125% of the average annual distributions on the common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. However, certain elections may be available that would result in alternative treatment.

If we are classified as a PFIC in any year during which a U.S. Holder holds common shares, we generally will continue to be treated as a PFIC as to such U.S. Holder in all succeeding years, regardless of whether we continue to meet the income or asset test discussed above (unless such U.S. Holder is eligible to and does make a purging election). U.S. Holders should consult their own tax advisors as to the potential application of the PFIC rules (including any election that may be available) to the ownership and disposition of the common shares.

Backup withholding and information reporting

Dividend payments with respect to common shares and proceeds from the sale, exchange or redemption of common shares may be subject to information reporting to the IRS and possible U.S. backup withholding tax at a current rate of 28%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

The foregoing discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax consequences and does not address any foreign, state or local tax consequences. U.S. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences of ownership of the common shares in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

Certain material Canadian federal income tax considerations

The following summarizes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to holders who acquire, as beneficial owners, common shares pursuant to this offering and who, at all relevant times, for purposes of the Tax Act and the Canada-United States Income Tax Convention, 1980 (the “Treaty”) (i) are entitled to benefits under the Treaty, are resident in the United States and are not resident or deemed to be resident in Canada, (ii) deal with us at arm’s length and are not affiliated with us, (iii) acquire and hold their common shares as capital property, and (iv) do not use and are not deemed to use or hold the common shares in the course of carrying on, or otherwise in connection with, a business in Canada and (v) do not hold or use common shares in connection with a permanent establishment or fixed base in Canada (“U.S. Shareholders”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere or an “authorized foreign bank,” as defined in the Tax Act.

This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act and Regulations publicly and officially announced by the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the current provisions of the Treaty and counsel’s understanding of the current administrative policy and practices of the Canada Revenue Agency (the “Administrative Practices”) published in writing prior to the date hereof. It has been assumed that all Proposed Amendments will be enacted substantially as proposed and that there will be no other relevant changes in any governing law, the Treaty or Administrative Practices, although no assurances can be given in these respects. This summary does not take into account provincial, territorial, United States or other foreign income tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax consequences. It is not intended as legal or tax advice to any prospective holder of common shares and should not be construed as such. No representations with respect to the income tax consequences to any such holder are made. The tax consequences to any prospective holder of common shares will vary according to that holder’s particular circumstances. Each holder should consult the holder’s own tax advisor with respect to the tax consequences applicable to the holder’s own particular circumstances.

Amounts in respect of common shares paid or credited or deemed to be paid or credited as, on account or in lieu of payment of, or in satisfaction of, dividends to a U.S. Shareholder by us are subject to Canadian withholding tax. Under the Treaty, the rate of withholding tax on dividends beneficially owned by a U.S. Shareholder is generally limited to 15% of the gross amount of the dividend.

A U.S. Shareholder is generally not subject to tax under the Tax Act in respect of a capital gain (or entitled to deduct any capital loss) realized on the disposition of a common share unless, at the time of disposition, such share constitutes “taxable Canadian property”, as defined in the Tax Act, to the holder thereof and the holder is not entitled to relief under the Treaty. Provided the common shares are listed on a designated stock exchange (which currently includes the TSX and NASDAQ) at the time they are disposed of, they will generally not constitute taxable Canadian property to a U.S. Shareholder unless, at any time within the 60 month period that ends at that time, the U.S. Shareholder, persons with whom the U.S. Shareholder did not deal at arm’s length (within the meaning of the Tax Act), or the U.S. Shareholder together with all such persons owned 25% or more of the issued shares of any class or series of our capital stock. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, common shares could be deemed to be taxable Canadian property. If the common shares constitute taxable Canadian property to a U.S. Shareholder, any capital gain realized on a disposition or deemed disposition of such common shares generally will not be subject to tax under the Tax Act unless the value of the common shares at the time of the disposition is derived principally from “real property situated in Canada” within the meaning of the Treaty.

Generally, in the event that a common share constitutes taxable Canadian property to a U.S. Shareholder at the time of disposition and the U.S. Shareholder is not entitled to relief under the Treaty in respect of a capital gain realized by the U.S. Shareholder on the disposition, the U.S. Shareholder will be required to include one-half of the amount of the capital gain (a “taxable capital gain”) in its income for the year. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a U.S. Shareholder in a taxation year from the disposition of taxable Canadian property (an “allowable capital loss”) is required to be deducted from any taxable capital gains realized by that holder in the year from the disposition of taxable Canadian property. If allowable capital losses for a year exceed taxable capital gains, the excess may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized by the U.S. Shareholder on the disposition of taxable Canadian property in such years to the extent and in the circumstances prescribed by the Tax Act.

Underwriting

We are offering the common shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as book-running manager of the offering and as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. This offering is being made concurrently with a public offering of our common shares in the provinces in Canada. The completion of this offering is not conditioned upon completion of the Canadian public offering. The common shares will be offered in the provinces of Canada through those Canadian underwriters who are registered (or exempt from registration) to offer the common shares for sale in such provinces.

Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of common shares listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.	2,307,693
Dougherty & Company LLC	548,077
SunTrust Robinson Humphrey, Inc.	548,077
Versant Partners Inc.	548,077
Oppenheimer & Co. Inc.	274,038
Paradigm Capital U.S. Inc.	274,038

Total	4,500,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.2138 per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. J.P. Morgan Securities Canada Inc., an affiliate of J.P. Morgan Securities Inc., and Paradigm Capital Inc., an affiliate of Paradigm Capital U.S. Inc., have agreed in the underwriting agreement to use reasonable best efforts to effect sales in such provinces of Canada where they are registered to do so pursuant to a prospectus supplement (the “Canadian Supplement”) to the short form base shelf prospectus dated September 14, 2009 and filed with the Canadian securities regulators. In the event that any such sales are effected, J.P. Morgan Securities Canada Inc. and Paradigm Capital Inc. will purchase such common shares from J.P. Morgan Securities Inc. and Paradigm Capital U.S. Inc., respectively, concurrently with, and conditional upon, the closing of the purchase of the common shares by the underwriters at the public offering price set forth on the cover page of this prospectus supplement less an amount to be mutually agreed upon by J.P. Morgan Securities Canada Inc. and J.P. Morgan Securities Inc. or Paradigm Capital Inc. and Paradigm Capital U.S. Inc., as the case may be, which amount shall not be in excess of $2.023. Versant Partners Inc., as underwriter, will effect sales in such provinces of Canada where it is registered to do so pursuant to the Canadian Supplement and in the U.S. through one of its affiliates.

The underwriters have an option to buy up to 675,000 additional common shares from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting fee is $2.023 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over	With full over
	allotment exercise	allotment exercise

Per share	$2.023	$2.023
Total	$9,103,500	$10,469,025

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.0 million.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any of our common shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common shares or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities Inc., for a period of 60 days after the date of this prospectus supplement. The foregoing sentence shall not apply (A) to our common shares being offered hereby, (B) to any of our common shares issued upon the exercise of options or vesting of restricted stock or restricted stock units granted under our stock-based compensation plans as in effect on the date of this prospectus supplement, (C) to the grant of options, awards of restricted stock and restricted stock units or the issuance of our common shares to employees or directors by us in the ordinary course of business or pursuant to any of our stock-based compensation plans as in effect on the date of this prospectus supplement and (D) in connection with any acquisitions or strategic investments by us, provided that any recipient of any issuances by us of our common shares under this clause (D) shall execute a “lock-up” agreement as described in the next paragraph and provided further that the total number of common shares issued by us under this clause (D) shall not exceed 5% of the total number of our common shares outstanding on the date of this prospectus supplement (after giving effect to the sale of our common shares being offered hereby).

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares (including, without limitation, common shares or such other securities which may be deemed to be beneficially owned by such persons in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any of our common shares or any security convertible into or exercisable or exchangeable for our common shares, in each case other than (A) transfers of common shares (i) as a bona fide gift or gifts or (ii) either during such person’s lifetime or upon death by will or intestacy to such person’s immediate family or to a trust, the beneficiaries of which are such person or a member or members of such person’s immediate family, (B) distributions of common shares to members or shareholders of such persons and (C) sales of common shares pursuant to a Rule 10b5-1 trading plan as in effect on the date of this prospectus supplement; provided that in the case of any transfer or distribution pursuant to clause (A) or (B), each recipient of such gift, transfer or distribution shall execute and deliver to J.P. Morgan Securities Inc. a “lock-up” agreement as described in this paragraph; and provided further, that in the case of any transfer or distribution pursuant to clause (A) or (B), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day restricted period). Notwithstanding the foregoing, such persons shall not be prohibited from effecting (1) any acquisition of our common shares, restricted or otherwise, stock options, restricted stock units and performance shares from us pursuant to any of our employee benefit plans or director compensation plans, each as in effect on the date of this prospectus supplement or (2) any acquisition of common shares issued by us to such persons upon the exercise of stock options outstanding on the date of this prospectus supplement or the vesting or conversion of restricted stock, restricted stock units and performance shares outstanding on the date of this prospectus supplement (and any forfeiture of common shares or options to purchase common shares to satisfy tax withholding obligations of such persons in connection with such vesting or any corresponding sales of common shares the proceeds of which will be used to cover the tax liability resulting from any such vesting) under our employee benefit plans or director compensation plans each as in effect on the date of this prospectus supplement.

We have agreed to indemnify the underwriters, J.P. Morgan Securities Canada Inc. and Paradigm Capital Inc. against certain liabilities, including liabilities under the Securities Act and Canadian provincial securities laws.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while this offering is in progress. These stabilizing transactions may include making short sales of the common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares including the imposition of penalty bids. This means that if the representative of the underwriters purchases common shares in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the TSX, on NASDAQ, in the over-the-counter market or otherwise.

In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common shares on NASDAQ prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common shares during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Other than in the United States and Canada, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that

Relevant Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Certain Canadian legal matters in connection with this offering of common shares will be passed upon for us by Heenan Blaikie LLP, Toronto, Ontario, Canada and Lackowicz, Shier & Hoffman, Whitehorse, Yukon Territory, Canada, and certain U.S. legal matters in connection with this offering of common shares will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York. Certain Canadian legal matters will be passed upon for the underwriters by Davies Ward Phillips & Vineberg LLP.

Experts

Our consolidated financial statements as of December 31, 2008, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of the United States firm of KPMG LLP (“KPMG U.S.”), an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements refers to a change in the date we use to conduct our annual goodwill impairment test.

Our consolidated financial statements as of December 31, 2007, and for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of the Canadian firm of KPMG LLP (“KPMG Canada”), Chartered Accountants, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the two-year period ended December 31, 2007 refers to a change in accounting for income taxes in 2007.

On June 23, 2008, the audit committee of our board of directors (the “Audit Committee”) appointed KPMG U.S. as our independent public accountant for the 2008 fiscal year. Because we ceased to be a “foreign private issuer” earlier in 2008 and began filing reports with the SEC in accordance with United States generally accepted accounting principles, the Audit Committee believed a change from KPMG Canada to KPMG U.S. was appropriate. In connection with this action, on June 23, 2008, the Audit Committee accepted the resignation of KPMG Canada as our independent auditor for the fiscal year that commenced January 1, 2008. The audit reports of KPMG Canada on our consolidated financial statements as of and for the years ended

December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. KPMG Canada’s report on our consolidated financial statements as of and for the years ended December 31, 2007 and 2006, contained a separate paragraph stating that, “As discussed in Note 2(t) to the consolidated financial statements, the Company changed its method of accounting for income tax uncertainties in 2007.” The audit report of KPMG Canada on the effectiveness of internal control over financial reporting as of December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During our two fiscal years ended December 31, 2007 and 2006, and in the interim period from January 1, 2008 through June 23, 2008, there were no disagreements with KPMG Canada on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Canada, would have caused it to make reference thereto in their report on the financial statements for those years. Additionally, during this time frame there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”).

During the years ended December 31, 2007 and 2006 and for the period beginning January 1, 2008 and ending June 23, 2008 (the date KPMG U.S. was appointed), neither we nor the Audit Committee consulted KPMG U.S. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as defined in Items 304(a)(2)(i) and (ii) of Regulation S-K. We requested KPMG Canada to furnish a letter addressed to the SEC stating whether it agreed with the above statements. A copy of that letter, dated June 26, 2008, was filed as Exhibit 16.1 to our Current Report on Form 8-K, filed with the SEC on June 27, 2008.

The consolidated financial statements of National Medical Health Card Systems, Inc. and Subsidiaries at June 30, 2007 and 2006, and for each of the three years in the period ended June 30, 2007, appearing in our Current Report on Form 8-K filed with the SEC on September 14, 2009 and incorporated by reference herein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and are incorporated by reference herein upon the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces. These filings are available electronically from the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym “SEDAR,” at http://www.sedar.com.

We make available free of charge most of our SEC filings through our Internet website (http://www.sxc.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. You may also find additional information about SXC Health Solutions Corp. and its subsidiaries on our website. The information on our website is not a part of this prospectus supplement or the accompanying prospectus. You may also request a copy of our SEC filings at no cost, by writing to or telephoning us at the following:

SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-362
Attention: Corporate Secretary
Telephone: (630) 577-3134

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information incorporated this way is considered to be part of this prospectus supplement and the accompanying prospectus, and any information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also allow us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement or the accompanying prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those “furnished” pursuant to Item 2.02, Item 7.01 or Item 8.01 of a Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with SEC rules) after the date of this prospectus supplement and prior to the termination of the offering:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	Current Reports on Form 8-K, filed with the SEC on May 19, 2009, June 5, 2009, September 14, 2009 and September 14, 2009; and

•	The description of our common shares contained in our registration statement on Form 8-A filed with the SEC on June 21, 2006 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purposes of updating such description.

PROSPECTUS

SXC Health Solutions Corp.

Debt Securities
Common Shares
Warrants
Convertible Securities
Share Purchase Contracts
Share Purchase Units

We may offer and sell, from time to time in one or more offerings, any combination of debt and equity securities that we describe in this prospectus.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement contained in this prospectus is deemed modified or superseded by any inconsistent statement contained in an accompanying prospectus supplement. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference into this prospectus, carefully before you invest.

Our common shares trade on the NASDAQ Global Market under the symbol “SXCI” and on the Toronto Stock Exchange (the “TSX”) under the symbol “SXC.” On August 7, 2009, the last reported sale price of our common shares on NASDAQ and the TSX was $39.25 and Cdn$42.45, respectively.

We have not yet determined whether any of the debt securities or any of our warrants, share purchase contracts or units will be listed on any exchange or over-the-counter market. If we decide to seek listing of these securities, a prospectus supplement relating to such securities will identify the exchange or market.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

We will sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.

The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 10, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under the automatic shelf registration process, we may, over time, offer any combination of the debt securities, common shares, warrants, convertible securities, share purchase contracts and share purchase units described in this prospectus in one or more offerings. In this prospectus we will refer to the debt securities, common shares, convertible securities, share purchase contracts and share purchase units collectively as the “securities.” As used in this prospectus, unless stated otherwise or the context requires otherwise, “SXC,” “the Company,” “we,” “us” and “our” refer to SXC Health Solutions Corp. and its subsidiaries, except that in the sections entitled “Description of the Debt Securities,” “Description of Common Shares,” “Description of Warrants” and “Description of Share Purchase Contracts and Share Purchase Units” these terms refer solely to SXC Health Solutions Corp. and not to any of its subsidiaries. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information incorporated or deemed to be incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition and results of operations may have changed since that date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

CANADA HAS NO SYSTEM OF EXCHANGE CONTROLS. THERE ARE NO CANADIAN RESTRICTIONS ON THE REPATRIATION OF CAPITAL OR EARNINGS OF A CANADIAN PUBLIC COMPANY TO NON-RESIDENT INVESTORS. THERE ARE NO CANADIAN LAWS OR EXCHANGE RESTRICTIONS AFFECTING THE REMITTANCE OF DIVIDENDS, INTEREST, ROYALTIES OR SIMILAR PAYMENTS TO NON-RESIDENT HOLDERS OF OUR SECURITIES, EXCEPT FOR INCOME TAX PROVISIONS WHICH MAY APPLY TO PARTICULAR SECURITIES TO BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, we are subject to the filing requirements prescribed by the securities legislation of all Canadian provinces. These filings are available electronically from the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym “SEDAR,” at www.sedar.com.

We make available free of charge most of our SEC filings through our Internet website (http://www.sxc.com) as soon as reasonably practicable after we electronically file these materials with the SEC. You may access these SEC filings on our website. You may also find additional information about SXC Health Solutions Corp. and its subsidiaries on our website. The information on our web site is not a part of this prospectus. You may also request a copy of our SEC filings at no cost, by writing to or telephoning us at the following:

SXC Health Solutions Corp.
2441 Warrenville Road, Suite 610
Lisle, Illinois 60532-362
Attention: Corporate Secretary
Telephone: (630) 577-3134

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information incorporated this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. SEC rules and regulations also allow us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we have indicated as being “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial filing of the registration statement until we complete our sale of the securities to the public (other than information in such filings that were furnished, under applicable SEC rules, rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	Current Reports on Form 8-K, filed with the SEC on May 19, 2009 and June 5, 2009; and

•	The description of SXC Health Solutions Corp.’s common shares contained in SXC’s registration statement on Form 8-A filed with the SEC on June 21, 2006 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purposes of updating such description.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, the prospectus supplements, the documents incorporated or deemed to be incorporated by reference in this prospectus and other written or oral statements made from time to time by the Company may contain certain statements related to future results, or state our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. They use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “project,” “intend,” “plan,” “potential,” “will,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include:

•	the risks associated with further market acceptance of the Company’s products and services;

•	the Company’s ability to manage its growth effectively;

•	the Company’s reliance on key customers and key personnel;

•	industry conditions such as consolidation of customers, competitors and acquisition targets;

•	the Company’s ability to acquire a company, manage integration and potential dilution;

•	the impact of technology changes on the Company’s products/service offerings, including the impact on the intellectual property rights of others;

•	the impact of regulation and legislation changes in the healthcare industry;

•	the sufficiency and fluctuations of its liquidity and capital needs; and

•	other factors disclosed under “Risk Factors” incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement.

Any or all of our forward-looking statements here or in other publications may turn out to be wrong, and there are no guarantees about our performance. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2008, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

The risks and uncertainties we describe are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

THE COMPANY

SXC Health Solutions Corp. is a leading provider of pharmacy benefit management (“PBM”) services and healthcare IT (“HCIT”) solutions to the healthcare benefit management industry. The Company’s product offerings and solutions combine a wide range of PBM software applications, application service provider (“ASP”) processing and pharmacy benefit management services, and professional services designed for many of the largest organizations in the pharmaceutical supply chain, such as pharmacy benefit managers, managed care organizations, self-insured employer groups, retail pharmacy chains, and state and federal government entities.

The Company’s PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, Medicare Part D services, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, data access, and reporting and information analysis. The

Company owns a mail service pharmacy and a specialty service pharmacy. In addition, the Company is a national provider of drug benefits to its customers under the federal government’s Medicare Part D program.

The Company’s HCIT solutions are available on a license basis with on-going maintenance and support or on a transaction fee basis using an ASP model. The Company’s payer customers include over 70 Managed Care Organizations, Blue Cross Blue Shield organizations, government agencies, employers and intermediaries such as PBM’s. The Company’s provider customers include over 1,400 independent, regional chain, institutional, and mail-order pharmacies. The solutions offered by the Company’s services assist both payers and providers in managing the complexity and reducing the cost of their prescription drug programs and dispensing activities.

Effective June 27, 2007, the Company changed its name to SXC Health Solutions Corp. (formerly Systems Xcellence Inc.) and continued to conduct business under the Business Corporations Act (Yukon Territory, Canada). The Company’s principal executive offices are located at 2441 Warrenville Road, Suite 610, Lisle, Illinois 60532. The Company’s telephone number is 800-282-3232.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions. We may invest funds that we do not immediately require in short-term marketable securities.

RATIOS

Our ratios of earnings to fixed charges for each of the periods indicated are set forth below. The information set forth below should be read together with the financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, incorporated by reference into this prospectus.

	Six Months Ended June 30,				Year Ended December 31,
	2009		2008		2008		2007		2006		2005		2004

Ratio of earnings to fixed charges	13.84	x	12.03	x	5.90	x	156.75	x	9.82	x	4.78	x	3.28x

For these ratios, earnings consist of income from continuing operations before provision for income taxes and non controlling interest, less the earnings from unconsolidated entities under the equity method of accounting and fixed charges. Fixed charges include interest expense and that portion of rental expense we deem to represent interest. Our earnings and fixed charges include the earnings and fixed charges of SXC Health Solutions Corp. and its subsidiaries considered as one enterprise.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. Because the terms of a specific series of debt securities may vary from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that varies from any information below.

We may issue senior notes under a senior indenture to be entered into between us and a trustee to be named in the senior indenture. We may issue subordinated notes under a subordinated indenture to be entered into between us and a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable. We urge you to read the indenture applicable to your investment because the indenture, and not this section, defines your rights as a holder of debt securities.

Under applicable Canadian law, a Canadian licensed trust company may be required to be appointed as co-trustee under any or all of the indentures in certain circumstances. In such circumstances, it is anticipated that application will be made to the appropriate Canadian regulatory authorities for exemptions from this and other requirements of Canadian law applicable to the indentures. If such relief is not obtained, the applicable legislative requirements will be complied with at the time of the applicable offering.

The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement terms relating to a series of notes including, but not limited to, the following:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, and, if so, who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the interest payment dates and the regular record dates for interest payment dates or the method for determining such dates;

•	whether the notes will be secured or unsecured, and the terms of any secured debt;

•	whether the notes will be senior or subordinated;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	a discussion on any material or preferred United States federal income tax considerations applicable to the notes;

•	whether and under what circumstances we will pay additional amounts to non-Canadian holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any deleted, modified or additional events of default or remedies or additional covenants with respect to the debt securities.

We may issue the debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount, or as payment-in-kind securities which may constitute original issue discount securities for U.S. federal income tax purposes. The prospectus supplement relating to the original issue discount securities will describe U.S. federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to any specific debt securities will also describe any material additional tax considerations applicable to such debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common shares or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of common shares or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless otherwise described in the prospectus supplement of any series, we will not consolidate, amalgamate or merge with or enter into any statutory arrangement with any other corporation or effect any conveyance, transfer or lease of all or substantially all of our properties and assets unless the following specified conditions are satisfied:

•	the resulting entity must agree to be legally responsible for the debt securities and be a corporation, partnership or trust organized and existing under the laws of Canada or any province or territory thereof, the United States, any state thereof or the District of Columbia or, if such transaction would not impair your rights, any other country provided the successor entity assumes our obligations under the debt securities and the indenture to pay additional amounts;

•	the merger or sale of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default (unless the merger or sale would cure the default) with respect to the debt securities; and

•	we must satisfy any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 30 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 60 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal of, premium, if any, or interest on, the notes.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series; and

•	other matters specified in the applicable prospectus supplement.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, the following changes require the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of interest, or any premium payable upon the redemption of any notes;

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment; or

•	other matters specified in the applicable prospectus supplement.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement or term sheet that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance.  Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:

•	If the debt securities of the particular series are denominated in U.S. dollars, deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	Deliver to the trustee a legal opinion of our U.S. counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•	Deliver to the trustee a legal opinion of our Canadian counsel or a ruling from the Canada Revenue Agency confirming that, under current Canadian federal or provincial income tax or other tax purposes, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•	Deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance.  If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of U.S. counsel confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•	We must deliver to the trustee a legal opinion of Canadian counsel confirming that there has been a change in current Canadian federal or provincial income tax law or a ruling from the Canada Revenue Agency that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current Canadian federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•	We must deliver to the trustee a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Discharge

Each indenture provides that we can elect, under certain circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Subordination under the Subordinated Debt Indenture

The subordinated debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment to all senior indebtedness to the extent provided in the subordinated debt indenture. We may not make any payments on account of principal or any premium, redemption, interest or other amount on the subordinated debt securities at any time when we have defaulted with respect to payment of principal or any premium, interest, sinking fund or other payment due on the senior indebtedness. If we make any payment described in the foregoing sentence under the subordinated debt indenture before all senior indebtedness is paid in full, such payment or distribution will be applied to pay off the senior indebtedness which remains unpaid. Subject to the condition that the senior indebtedness is paid in full, if any such payments are made on the senior indebtedness as described above, the subordinated debt security holders will be subrogated to the rights of the senior debt security holders.

The subordinated debt indenture defines the term “senior indebtedness” to mean:

•	all indebtedness of SXC Health Solutions Corp., whether outstanding on the date of the subordinated debt indenture or created later, for money borrowed (other than subordinated debt securities) or otherwise evidenced by a note or similar instrument given in connection with the acquisition of any property or assets (other than inventory or other similar property acquired in the ordinary course of business), including securities or for the payment of money relating to a capitalized lease obligation (as defined in the subordinated debt indenture);

•	any indebtedness of others described in the preceding bullet point which we have guaranteed or which is otherwise our legal obligation;

•	any of our indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements; and

•	renewals, extensions, refundings, restructurings, amendments and modifications of any indebtedness or guarantee described above.

“Senior indebtedness” does not include:

•	any of our indebtedness to any of our subsidiaries; or

•	any of our indebtedness which by its terms is equal or subordinated to the subordinated debt securities in rights of payment or upon liquidation.

Because of the subordination provisions described above, some of our general creditors may recover proportionately more than holders of the subordinated debt securities if our assets are distributed as a result of insolvency or bankruptcy. The subordinated debt indenture provides that the subordination provisions will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinated debt indenture. See “— Defeasance” for additional information regarding the legal defeasance provisions affecting the subordinated debt.

We will set forth (or incorporate by reference) the approximate amount of senior indebtedness outstanding as of a recent date in any prospectus supplement under which we offer to sell subordinated debt securities.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

We may have commercial deposits and custodial arrangements with the trustee for the indentures and may have borrowed money from the trustee in the normal course of business. We may enter into similar or other banking relationships with the trustee in the future in the normal course of business.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the city of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities.

As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not legal holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not legal holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the legal holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, Depository Trust Company, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a legal holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate, and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

Additional Information Regarding DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

“clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

The information in this prospectus concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy or completeness. We assume no responsibility for the performance by DTC or its participants of their respective obligations, including obligations that they have under the rules and procedures that govern their operations.

DESCRIPTION OF COMMON SHARES

SXC’s authorized capital stock consists of an unlimited number of common shares, no par value per share, and no shares of preferred stock. As of June 30, 2009, there were 24,639,093 SXC common shares outstanding. On such date, 2,001,622 common shares were reserved for issuance pursuant to outstanding equity awards under all of SXC’s equity plans (excluding SXC’s employee stock purchase plan), which consisted of options to purchase 1,734,989 SXC common shares and 266,633 restricted stock units (including performance-based restricted stock units assuming a target level of performance).

The following description of the terms of the common shares of SXC is not complete and is qualified in its entirety by reference to SXC’s articles of continuance and its bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Common Shares

SXC’s authorized share capital consists of an unlimited number of common shares without nominal or par value. The holders of common shares are entitled to dividends if, as and when declared by the board of directors and to receive notice of and attend and vote, on the basis of one vote per share, at all meetings of shareholders. In addition, the holders of common shares are entitled upon our liquidation, dissolution or winding up to receive SXC’s remaining assets after payment of all liabilities. The holders of SXC common shares have no preemptive rights and no rights to convert their common shares into any other securities. There are also no redemption or sinking fund provisions applicable to the SXC common shares.

SXC common shares are listed on Nasdaq under the symbol “SXCI” and on the TSX under the symbol “SXC.” The transfer agent and registrar for the common shares is CIBC Mellon Trust Company.

Change of Control

Under Canadian law, the affirmative vote of two-thirds of the votes cast is required for shareholder approval of an amalgamation (other than certain short form amalgamations) for any sale, lease or exchange of all, or substantially all, of our assets, if not in the ordinary course of our business, and certain other fundamental changes including an amendment to our articles. Other shareholder action is generally decided by a majority of the votes cast at a meeting of shareholders.

There is no limitation imposed by Canadian law or by our articles or other charter documents on the right of a non-resident to hold or vote common shares, other than as provided by the Investment Canada Act, which requires notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a non-Canadian of control of a Canadian business.

Canadian Anti-takeover Provisions

SXC is governed by the laws of the Yukon Territory, Canada and the Business Corporations Act (Yukon). In Canada, rules or policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”), contain requirements pertaining to certain transactions between a company and one or more related parties.

For the purpose of MI 61-101, the term “related party” in respect of any issuer includes, but is not limited to, a person or company that owns voting securities carrying greater than 10% of the voting rights attached to all voting securities of the issuer, a person or company that (i) controls the issuer, (ii) is controlled by the issuer or (iii) is controlled by the same person or company as the issuer, and each director or senior officer of the issuer. The types of transactions governed by MI 61-101 include asset sales or purchases, loans and guarantees, the purchase and/or issuance of securities, a merger, amalgamation or business combination and a formal take-over bid or issuer bid.

Transactions subject to 61-101 may be subject to (i) enhanced disclosure requirements, (ii) the requirement to prepare and disclose a formal valuation of the subject matter of the transaction and/or (iii) the requirement to obtain approval of the transaction by disinterested shareholders of the issuer.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common shares or debt securities and which may be issued in one or more series. Warrants may be offered independently or together with other securities offered by any prospectus supplement, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below.

Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants, which we will file with the SEC in connection with the offering of such warrants.

General

We will describe in the applicable prospectus supplement the terms relating to a series of warrants, which may include some or all of the following:

•	the title of the warrants;

•	the offering price and the aggregate number of warrants offered;

•	the currency or currencies in which the warrants are being offered;

•	the designation, number and terms of the debt securities or common shares that can be purchased if a holder exercises a warrant and procedures by which the numbers may be adjusted;

•	the exercise price of such warrants and the currency or currencies in which such exercise price is payable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	certain federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants will be in registered form only.

If the warrants are offered attached to common shares or debt securities, the applicable prospectus supplement will also describe the date on and after which the holder of the warrants can transfer them separately from the related common shares or debt securities.

Governing Law

Each issue of warrants and the applicable warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF SHARE PURCHASE CONTRACTS
AND SHARE PURCHASE UNITS

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of our common shares at a future date or dates. The price per share and the number of our common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and, as security for the holder’s obligations to purchase the shares under the share purchase contracts, either:

•	senior debt securities or subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract.

The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters, dealers or remarketing firms;

•	directly to one or more purchasers, including to a limited number of institutional purchasers; or

•	through agents.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Any discounts or commissions received by an underwriter, dealer, remarketing firm or agent on the sale or resale of securities may be considered by the SEC to be underwriting discounts and commissions under the Securities Act.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with such a transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities covered by this prospectus and the applicable prospectus supplement.

The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include, among other things:

•	the type of and terms of the securities offered;

•	the price of the securities;

•	the proceeds to us from the sale of the securities;

•	the names of the securities exchanges, if any, on which the securities are listed;

•	the names of any underwriters, dealers, remarketing firms or agents and the amount of securities underwritten or purchased by each of them;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the dealers acting as principals are used in the sale of any securities, such securities will be acquired by the dealers, as principals, and may be resold from time to time in one or more transactions at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transactions will be set forth in the applicable prospectus supplement with respect to the securities being offered.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act in connection with the securities remarketed thereby.

The securities may be sold directly by us or through agents designated by us from time to time. In the case of securities sold directly by us, no underwriters or agents would be involved. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.

Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than our common shares that are listed on the Nasdaq and on the TSX, will be new issues with no established trading market. We may elect to list any of the securities on one or more exchanges, but unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. In addition, underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

Any underwriter may engage in over-allotment, stabilizing, transactions, short, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act and applicable Canadian securities laws. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, certain Canadian legal matters in connection with this offering of securities will be passed upon for us by Lackowicz, Shier & Hoffman, Whitehorse, Yukon Territory, Canada and certain U.S. legal matters in connection with this offering of securities will be passed upon for us by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of SXC Health Solutions Corp. as of December 31, 2008, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of the United States firm of KPMG LLP (“KPMG US”), an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 consolidated financial statements refers to a change in the date the Company uses to conduct its annual goodwill impairment test.

The consolidated financial statements of SXC Health Solutions Corp. as of December 31, 2007, and for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of the Canadian firm of KPMG LLP (“KPMG Canada”), Chartered Accountants, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the two-year period ended December 31, 2007 refers to a change in accounting for income taxes in 2007.

On June 23, 2008, the audit committee of the SXC Board of Directors (the “Audit Committee”) appointed KPMG US as the Company’s independent public accountant for the 2008 fiscal year. Because SXC ceased to be a “foreign private issuer” earlier in 2008 and began filing reports with the SEC in accordance with United States generally accepted accounting principles, the Audit Committee believed a change from the KPMG Canada to KPMG US was appropriate. In connection with this action, on June 23, 2008, the Audit Committee accepted the resignation of KPMG Canada as its independent auditor for the fiscal year that commenced January 1, 2008. The audit reports of KPMG Canada on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. KPMG Canada’s report on the consolidated financial statements of the Company as of and for the years ended December 31, 2007 and 2006, contained a separate paragraph stating that, “As discussed in Note 2(t) to the consolidated financial statements, the Company changed its method of accounting for income tax uncertainties in 2007.” The audit report of KPMG Canada on the effectiveness of internal control over financial reporting as of December 31, 2007 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

During SXC’s two fiscal years ended December 31, 2007 and 2006, and in the interim period from January 1, 2008 through June 23, 2008, there were no disagreements with KPMG Canada on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG Canada, would have caused it to make reference thereto in their report on the financial statements for those years. Additionally, during this time frame there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934 (‘‘Regulation S-K”).

During the years ended December 31, 2007 and 2006 and for the period beginning January 1, 2008 and ending June 23, 2008 (the date KPMG US was appointed), neither SXC nor the Audit Committee consulted KPMG US with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as defined in Items 304(a)(2)(i) and (ii) of Regulation S-K. SXC requested KPMG Canada to furnish it a letter addressed to the SEC stating whether it agreed with the above statements. A copy of that letter, dated June 26, 2008, was filed as Exhibit 16.1 to SXC’s Current Report on Form 8-K, filed with the SEC on June 27, 2008.

4,500,000 shares

SXC Health Solutions Corp.

Common shares

Prospectus Supplement

Sole book running manager

J.P.Morgan

Dougherty & Company LLC   SunTrust Robinson Humphrey   Versant Partners

Oppenheimer & Co.	Paradigm Capital U.S. Inc.

September 17, 2009